                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                    FORM 8-K



                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934





        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  APRIL 3, 1997



                             TOWER AUTOMOTIVE, INC.
             (Exact Name of Registrant as Specified in its Charter)


                                    DELAWARE
                 (State or Other Jurisdiction of Incorporation)



     1-12733                                           41-1746238
(Commission File Number)                (I.R.S. Employer Identification No.)


                   4508 IDS CENTER, MINNEAPOLIS, MINNESOTA        55402
                   (Address of Principal Executive Offices)     (Zip Code)


                                 (612) 342-2310
              (Registrant's Telephone Number, Including Area Code)



                                 NOT APPLICABLE
          (Former Name or Former Address, if Changed Since Last Report)

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Item 5.        OTHER EVENTS

     On March 27, 1997, the Registrant, through its wholly owned subsidiary R.J. Tower Corporation, agreed to acquire the operations of Societa Industria Meccanica e Stampaggio S.p.A. ("SIMES"), headquartered in Turin, Italy. The aggregate purchase price to be paid for the acquisition of SIMES will be 85 billion Lire ($50.7 million based on the exchange rate as of March 27, 1997) in cash. In addition, the Registrant has agreed to pay up to 5 billion Lire ($3.0 million) based upon the ability of SIMES to meet certain predetermined operating performance goals. The acquisition is expected to close in the second quarter of 1997 and is subject to certain governmental approvals. Funding for the acquisition is expected to be provided through borrowings under the Registrant's credit facility at the time of closing.

     SIMES designs and manufactures structural parts and components for use in the Italian automotive industry, with its primary customer being Fiat. SIMES is expected to operate as a wholly owned subsidiary of the Registrant following the Acquisition. A copy of the press release relating to the acquisition of SIMES is attached hereto as Exhibit 99.1 and is hereby incorporated by reference.

Item 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     (c)  EXHIBITS

          99.1 Press release dated April 2, 1997 - Tower Automotive, Inc. announces Agreement to Acquire Societa Industria Meccanica e Stampaggio S.p.A.


                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.


                              TOWER AUTOMOTIVE, INC.



DATE:  APRIL 2, 1997          BY:  /S/ANTHONY A. BARONE
                                 ----------------------------------------
                              NAME:  ANTHONY A. BARONE
                              TITLE:  VICE PRESIDENT AND CHIEF FINANCIAL
                                   OFFICER (PRINCIPAL ACCOUNTING AND
                                   FINANCIAL OFFICER)